EXHIBIT 99.1

News Release	1100 Brashear Ave., Suite 200 Morgan City, Louisiana 70380 (985) 702-0195

For Immediate Release To: Analysts, Financial Community, Media	For Information Contact: Cecil Hernandez (985) 702-0195 CAHernandez@ConradIndustries.com

Conrad Industries Reports Third Quarter 2004 Results

Morgan City, Louisiana (November 10, 2004) -- Conrad Industries, Inc. (Nasdaq: CNRD) reported a net loss of $1.2 million and loss per diluted share of $0.16 for the three months ended September 30, 2004 compared to a net loss of $827,000 and loss per diluted share of $0.11 for the third quarter of 2003. The loss for the nine months ended September 30, 2004 was comparable to the loss for the first nine months of 2003 of $1.9 million (loss per diluted share of $0.26.)

Revenues for the three months ended September 30, 2004 were $8.1 million compared to $6.7 million for the third quarter of 2003. Revenues for the nine months ended September 30, 2004 were $28.9 million compared to $26.5 million for the same period of the prior year. The Company's backlog was $43.8 million at September 30, 2004, as compared to $43.6 million at December 31, 2003, and $36.3 million at September 30, 2003.

The Company recorded a gross profit loss of $771,000 (-9.5% of revenue) for the three months ended September 30, 2004 as compared to a gross profit loss of $7,000 (-0.1% of revenue) for the third quarter of 2003. Gross profit was $594,000 (2.1% of revenue) for the nine months ended September 30, 2004, as compared to gross profit of $741,000 (2.8% of revenue) for the first nine months of 2003.

Vessel construction segment revenue increased 23.0% and 5.7%, respectively for the quarter and the first nine months of 2004 compared to the same periods in 2003. Vessel construction hours for the third quarter and the first nine months of 2004 increased 68.2% and 17.2%, respectively compared to the same periods in 2003. The increase in revenue in the current quarter is primarily a result of the overall increase in production hours associated with the entry into the aluminum business and the execution of our backlog.

Vessel construction gross profit was depressed primarily as a result of (1) continuing delays in transitioning from design to production on a major project for four vessels in our backlog and the corresponding lack of overhead absorption, (2) an additional charge recorded in the third quarter of 2004 related to anticipated losses on a commercial contract for the first aluminum vessel at the new aluminum facility which is expected to deliver in the fourth quarter of 2004, and (3) the continued upward pressures on the price of steel. During the third quarter of 2004, we recorded charges on the first two of the four vessel construction project totaling approximately $544,000. The delay in design approval on the four vessel project, which we believe was caused primarily by the customer, caused our overhead rates to rise because we did not take on additional work while we waited for the notice to proceed from the customer. In addition, these delays caused us to incur additional costs to purchase steel and other material for this project as a result of the surging prices of steel and other price increases. In addition we only had one new construction project at our aluminum facility in production during the third quarter and the first nine months of 2004, which is absorbing all of the construction overhead at that facility. That along with increases in the estimated costs of completion caused us to realize an additional charge in the third quarter of 2004 of approximately $468,000 related to anticipated losses on that commercial contract. We previously disclosed recorded charges of $163,000 during the second quarter. The vessel is scheduled for delivery in the fourth quarter. We added a new aluminum project to our backlog during the third quarter but actual construction did not commence until the fourth quarter.

Johnny Conrad, Conrad's President and CEO commented "During the third quarter, we added $17.3 million to our backlog with the contract awards that we previously announced which include an $8.9 million contract for the design and construction of a 144-foot steel towboat for the US Army Corps of Engineers, a $2.8 million contract to build a 90' Multi-Purpose High Speed Patrol and Firefighting vessel for the Plaquemines Port, Harbor & Terminal District and a $5.6 million contract to build a 95' Fish Stocking and Assessment Vessel for the U.S. Fish and Wildlife Service of the Department of the Interior. We will begin production of the Patrol and Firefighting vessel and the Fish Stock vessel during the fourth quarter of 2004 and during the first half of 2005 for the towboat. We continue to actively pursue all types of vessel construction projects to add to our backlog in order to alleviate some of the upward pressure on our overhead rates and are optimistic that we will add additional contracts during the fourth quarter that are currently under negotiations. We expect the fourth quarter operating results to be improved over the third quarter, although we do not anticipate the full positive effect of our new backlog until the first half of 2005."

Repair segment revenue for the current quarter increased 17.3% as compared to repair segment revenue for third quarter of 2003 while repair segment gross profit increased 79.4% compared to the same quarter of the prior year. Repair segment revenue increased 15.0% while repair segment gross profit increased 97.2% for the first nine months of 2004 when compared to the same period of last year. Repair hours for the third quarter and the first nine months of 2004 increased 25.7% and 11.9%, respectively, as compared to the same periods in 2003. Repair and conversion gross profit for the current year periods improved primarily as a result of the overhead absorption benefits associated with a single, large, low margin fixed price repair job, as well as the disruptive impact in early 2003 associated with the transition and relocation of our core repair and conversion operations to Conrad Deepwater.

Mr. Conrad added, "The repair segment continues to be difficult due to the low level of activity in the offshore oil and gas markets but we have been able to pursue non-energy related projects to complement our energy related projects to help us maintain the volume of work necessary to be profitable in our repair segment. We are currently negotiating and pursuing both energy and non-energy related projects. The repair segment continues to be very competitive due to the excess capacity of our competitors and low demand for repair and conversion of energy related projects."

Management of the Company will host a conference call on Thursday, November 11, 2004 at 9:30 a.m. CDT, to discuss the Company's financial results for the quarter ended September 30, 2004. The call is accessible to the public by telephone. Dial (866) 814-8449 approximately 10 minutes before the call. The reference identification for the conference call is 584118 or "Conrad Conference". A replay of the call will be available through Thursday, November 18, 2004, and may be accessed by dialing (888) 266-2081 PIN 584118.

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore supply vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.

All statements in this press release other than statements of historical fact are forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. These include Conrad's reliance on cyclical industries, principal customers and government contracts, its ability to finalize contracts on projects for which it has bid, and its ability to perform contracts at costs consistent with estimated costs used in bidding the contracts. Actual results may differ materially from those expected or projected. These and other risks are discussed in more detail in Conrad Industries, Inc.'s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Conrad Industries, Inc.
Selected Balance Sheet Information
(In thousands)

	September 30,	December 31,
	2004	2003

Cash	$ 1,765	$ 4,412
Working capital	$ 2,426	$ 5,024
Property, plant & equipment, net	$ 33,289	$ 34,156
Total assets	$ 49,883	$ 53,916
Long term debt, including current
portion	$ 14,950	$ 16,506
Shareholders' equity	$ 23,507	$ 25,392

Conrad Industries, Inc.
Summary Results of Operations
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,

Statement of Operations Data:	2004	2003	2004	2003
Revenue:
Vessel construction	$ 5,527	$ 4,493	$ 18,781	$ 17,765
Repair and conversions	2,615	2,229	10,080	8,769
Total revenue	8,142	6,722	28,861	26,534
Cost of revenue:
Vessel construction	6,472	4,597	19,402	17,640
Repair and conversions	2,441	2,132	8,865	8,153
Total cost of revenue	8,913	6,729	28,267	25,793
Gross (loss) profit:
Vessel construction	(945)	(104)	(621)	125
Repair and conversions	174	97	1,215	616
Total gross (loss) profit	(771)	(7)	594	741
S G & A expenses	907	1,157	3,188	3,344
Loss from operations	(1,678)	(1,164)	(2,594)	(2,603)
Interest Expense	149	132	411	305
Other expenses (income), net	(1)	(22)	(79)	(34)
Loss before income taxes	(1,826)	(1,274)	(2,926)	(2,874)
(Benefit) provision for income taxes	(649)	(447)	(1,041)	(1,000)
Net loss	$ (1,177)	$ (827)	$ (1,885)	$ (1,874)

Basic and diluted loss per share:	$ (0.16)	$ (0.11)	$ (0.26)	$ (0.26)

Weighted average common shares outstanding:
Basic and diluted	7,236	7,233	7,236	7,233

EBITDA (1)	$ (1,053)	$ (589)	$ (656)	$ (956)
EBITDA as a percent of revenue	-12.9%	-8.8%	-2.3%	-3.6%

Net cash (used in) provided by operating activities	$ (3,734)	$ 1,164	$ (1,374)	$ 1,912
Net cash provided by (used in) investing activities	$ (29)	$ (5,249)	$ (80)	$ (7,814)
Net cash (used in) provided by financing activities	$ (562)	$ 3,407	$ (1,193)	$ 3,791

Operating data: Production labor hours	122	82	387	337

Depreciation & Amortization:
Vessel construction	$ 235	$ 224	$ 745	$ 667
Repair and conversions	299	235	840	657
Included in SG&A	90	94	274	289
Total depreciation & amortization	$ 624	$ 553	$ 1,859	$ 1,613

(1)	Represents earnings before deduction of interest, taxes, depreciation and amortization. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. We have included information concerning EBITDA as supplemental disclosure because management believes that EBITDA provides meaningful information regarding a company's historical ability to incur and service debt. EBITDA as defined and measured by us may not be comparable to similarly titled measures reported by other companies. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of our profitability or liquidity.

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to EBITDA for the periods presented (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003

Net cash (used in) provided by operating activities	$ (3,734)	$ 1,164	$ (1,374)	$ 1,912
Interest expense	149	132	411	305
Benefit for income taxes	(649)	(447)	(1,041)	(1,000)
Deferred income tax benefit	555	17	994	84
Gain on sale of assets	-	23	69	23
Changes in operating assets and liabilities	2,626	(1,478)	285	(2,280)
EBITDA	$ (1,053)	$ (589)	$ (656)	$ (956)